CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated July 7, 2018 relating to the financial statements of Tele2 AB (publ) and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes  explanatory paragraphs referring to certain restatements of the previously issued consolidated financial statements for misstatements identified and for the impact of the adoption of IFRS 15 Revenue from Contracts with Customers), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE AB

Stockholm, Sweden

August 20, 2018